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                                                                      EXHIBIT 11

                          BOWMAR INSTRUMENT CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                                    FISCAL YEAR

                                                      1996             1995             1994
-----------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE - PRIMARY:

INCOME:
Net Income                                         $1,290,000       $3,903,000       $2,175,000
Less:  Dividends on Preferred Stock                   360,000          360,000          362,000
                                                   ----------       ----------       ----------

  Net Income Applicable to Common Stock            $  930,000       $3,543,000       $1,813,000
                                                   ==========       ==========       ==========

SHARES:
Weighted Average Number of Common
  Shares Outstanding                                6,462,077        6,426,378        6,390,408

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options                       102,910          188,863          164,033
                                                   ----------       ----------       ----------

  Weighted Average Number of Shares
    and Common Stock Equivalents                    6,564,987        6,615,241        6,554,441
                                                   ==========       ==========       ==========


NET INCOME PER COMMON SHARE - PRIMARY              $     0.14       $     0.54       $     0.28
                                                   ==========       ==========       ==========


NET INCOME PER COMMON SHARE - FULLY DILUTED:

INCOME:
Net Income                                         $1,290,000       $3,903,000       $2,175,000
                                                   ==========       ==========       ==========

SHARES:
Weighted Average Number of Shares
  and Common Stock Equivalents                      6,564,987        6,615,241        6,556,826

Number of Shares of Common Stock
  Issued Upon Conversion of
  Preferred Stock                                   1,598,907        1,599,467        1,600,027
                                                   ----------       ----------       ----------

Weighted Average Number of Shares
  and Common Stock Equivalents
  Assuming Conversion of Preferred Stock            8,163,894        8,214,708        8,156,853
                                                   ==========       ==========       ==========

NET INCOME PER COMMON
  SHARE - FULLY DILUTED                                             $     0.48       $     0.27
                                                   ==========       ==========       ==========

Note: The 1996 fully diluted Net Income per share is considered to be the same as the primary Net Income per share since the effect of the potentially dilutive preferred stock is currently antidilutive.